Exhibit 17.1

William R. Ziegler

230 Park Avenue, 11th Floor

New York, New York 10169

March 13, 2009

The Board of Directors

Flotek Industries, Inc.

2930 West Sam Houston Pkwy North

Suite 300

Houston, TX 77043

Attention: Rosalie Melia, Secretary

Dear Sirs:

I have been a Board member and a substantial shareholder of Flotek for more than ten years and currently serve as the Chairman of the Nominating and Governance Committee of the Board. Over the years, I have had many policy disputes with Flotek’s Chairman and Chief Executive Officer, Jerry Dumas, involving a variety of issues. Based on a number of recent events, I came to the conclusion that Mr. Dumas should be replaced as Chairman and Chief Executive Officer and as a Director of Flotek. The Board has not supported me in this and I have concluded that I cannot gain the support of the Board as it is presently constituted or as it is likely to be constituted in the near future.

For these reasons, I hereby resign from the Board of Directors of Flotek.

/s/ William R. Ziegler
William R. Ziegler

cc: Casey W. Doherty